Exhibit 10.1
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [ * ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
MAGNETRON SUBSCRIPTION AGREEMENT
This Agreement, entered into as of the date of the last signature to this Agreement, with an effective date of May 1, 2009 (the “Effective Date”)
BETWEEN
TomoTherapy Incorporated having its principal place of business at 1240 Deming Way, Madison, WI 53717, USA (hereinafter referred to as TOMO),
AND
E2V Inc whose main place of business is at 520 White Plains Road, Suite 450, Tarrytown, NY 10591, USA (hereinafter referred to as E2V)
AND
E2V TECHNOLOGIES (UK) LIMITED having its principal place of business at 106 Waterhouse Lane, Chelmsford, CM1 2QU, UK (hereinafter referred to as E2V LTD).
E2V and E2V LTD hereinafter collectively referred to as E2V.
Each of the above may also be singularly referred to as the “Party” and collectively as the “Parties”.
WHEREAS
E2V LTD manufactures inter alia magnetron Products (the Products) and supplies these through E2V INC.
TOMO is an organisation that seeks to purchase from E2V quantities of the Products for incorporation into and/or use with a medical device.
The Parties wish to work together with the intention of improving TOMO’s Hi•Art® treatment system quality and reliability and intrinsically linked with this is the performance and average life of the E2V Product. To this end the Parties will work to their mutual benefit by undertaking improvement and enhancement activities aimed at reducing service cost and improved reputation and system sales for TOMO and reduced volumes of Products for E2V.

NOW IT IS HEREBY AGREED AS FOLLOWS
1.	DEFINITIONS
In this Agreement (unless the context otherwise requires) the following expressions shall have the following meanings:
•	Acceptance Test Procedure (ATP): A TOMO procedure where a Hi•Art® treatment system is accepted by the clinical site and is commissioned.
•	Actual Product Life: The actual life of a Product, defined in hours of operation, if used under Typical Operating Conditions (as defined herein) in a Hi•Art® treatment system under the MSP.
•	Agreement: These terms and conditions, all appendices and other documentation referenced hereunder.
•	Average Product Life: Calculated from all Product failure data for the preceding three months across the Subscription Pool.
•	Field service engineer (FSE): Person from TOMO’s service and support group which undertakes planned and unplanned maintenance and repair work on Hi•Art® treatment systems.
•
Intellectual Property Right: Any right derived from intellectual property such as patents, petty patents, patent applications, registered and unregistered design rights, copyright, trade secret and like protection.

•
Leadership Team: A team of TOMO and E2V personnel responsible for managing the relationship between TOMO and E2V which will comprise at a senior level of the TOMO Director of Manufacturing and the E2V Business Unit General Manager.

•	Magnetron Subscription Program (MSP): The program under which E2V supplies Products to TOMO, governed by the terms and conditions herein, and more specifically described in Exhibit A hereto.
•
No Fault Found (NFF): A Product which is returned to E2V by TOMO and is found by E2V to meet the agreed Specification. It is understood that the Specification and the TOMO Initial Test are not the same and require further refinement to achieve optimal alignment.

•
NFF Pool: The pool of Products returned by TOMO from which E2V may find NFF Product. The NFF Pool shall include Products returned from TOMO that have failed TOMO’s Initial Tests but shall not include Products that have passed the TOMO Initial Tests and are put into the usable pool by TOMO, such as those Products returned from TOMO service stock.

•
NFF Service Fee: A monthly fee for an assumed number of NFF occurrences to be reviewed by the Parties on a regular basis. The Fee will be [ * ] (NFF base cost) multiplied by the assumed number of monthly NFF occurrences. As of the Effective Date, the assumed monthly number of NFFs is [ * ], resulting in a NFF Service Fee of [ * ]. While the NFF base cost will remain constant for the term of the Agreement, the assumed monthly number of NFFs may change.

•	Product: [ * ] magnetron produced to the Specification.

•
Selling Price (SP): The selling price is the price paid by TOMO to purchase a Product from E2V outside of the MSP. For the purposes of this Agreement and for the term thereof, the SP is equal to the Transfer Price (defined herein).

•	Specification: The most recently released version of the technical specification relating to the Product, the current version being [ * ] attached at Exhibit B.
•	Subscription Price: The price paid by TOMO per year for each subscription System.
•
Subscription Pool: The list of Hi•Art® treatment systems included in the MSP identified by serial number. TOMO will also be able to provide general geographic information regarding the Systems for statistical trending purposes on an as needed basis.

•	System: The TOMO Hi•Art® treatment system into which the Product is to be installed.
•	TOMO Initial Tests: Tests of the Products performed by TOMO upon receipt of the Products from E2V.
•	Transfer Price (TXP): The price in which a Product is sold and supplied by E2V to TOMO, and credited to TOMO by E2V, through the MSP.
•	Typical Operating Conditions: The number of beam on time as hours defined by the average indicated hours of [ * ] annual beam on hours per System as of the Effective Date.
2.	DURATION
This Agreement will commence on the Effective Date and will, subject to earlier termination, continue for a period of 36 months (the ‘Initial Term’). The Agreement may be renewed by written agreement required as a minimum six months before expiry of the Initial Term between the Parties for a subsequent period (the ‘Subsequent Terms’).
3.	SCOPE OF SUPPLY FROM E2V
3.1
Subject to the following price and delivery terms, E2V shall supply the Products to TOMO in accordance with this Agreement at the prices specified in Exhibit E, subject to the terms of the MSP at Exhibit A. TOMO commits to purchasing all of its System manufacturing requirements for the Product from E2V as a sole source for the duration of this Agreement.

3.2
Upon the Effective Date TOMO will release blanket purchase orders to E2V against which E2V will invoice TOMO for the Subscription Price for the Systems in the Subscription Pool (updated monthly), and against which E2V will invoice and credit TOMO for Products sent to TOMO to be used in the MSP and to replenish TOMO stock (updated weekly). TOMO will also release another purchase order against which the monthly NFF Service Fee shall be invoiced (updated as necessary).

In addition TOMO may order Products outside of the MSP at the prevailing SP under standard purchase order cover in order to build up or adjust service inventory or for new product development work, it is however the intention of the Parties that TOMO will place all Systems into the MSP. The Parties understand that in order to adjust Product inventory levels from time to time, TOMO may delay placing a System into the MSP.
3.3	Quantities, prices and delivery for Subsequent Terms will be subject to formal amendment by E2V following discussion with TOMO.
3.4	The terms and conditions of this Agreement shall prevail over and apply in precedence of any other document, term or condition.
4.	PRICE AND PAYMENT
4.1
The total Subscription Price shall be established in US$ one business day after the Effective Date for the Agreement, based on the GBP pricing specified in Exhibit E, and be valid for twelve months at the current twelve month forward rate as defined below.

4.2
E2V will obtain a quotation from its bank, as specified below, to determine the USD pricing for the first 12-month period. At the end of that 12-month period, a further quote will be obtained for the next 12-month period and then again at the end of that 12-month period for the final 12-month period.

The exchange rate used to determine the USD pricing for each 12-month period will be the average of the forward rates for each month for the 12 months going forward as quoted by E2V’s bank. E2V will submit this quotation to TOMO for review and acceptance when received. TOMO will be obliged to notify acceptance or rejection within 2 business days. In the event of rejection E2V will obtain two additional quotes on the same basis from two of its other banks and will submit these to TOMO. TOMO will then immediately notify E2V which of the rates should be implemented for the purposes of establishing the Contract Price. E2V agrees that all quotations will be obtained from major international financial institutions or banks.
4.3
E2V shall invoice TOMO. on the 1st of the month, for a monthly instalment of the Subscription Price for each System in the Subscription Pool. New systems added to the MSP will be invoiced at [ * ] of the Subscription Price for the month of installation and at the full Subscription Price for every month thereafter. E2V shall invoice TOMO for Products on the date of their despatch.

4.4	Payment will be 45 days open account against invoice with a total credit line of $2.5 Million across all products and services. The credit line will be evaluated by the Parties as needs dictate.
4.5
If TOMO defaults under the terms of this Agreement with E2V in payment on the due date of any sum due to E2V, E2V may without liability postpone delivery, without prejudice to any other right or remedy which E2V may have against TOMO in respect of such default until such time that the payment is made. Should E2V exercise its rights under this provision, E2V agrees to immediately proceed with any postponed delivery upon receipt of payment by TOMO.

5.	DELIVERY
5.1
Products shall be delivered FCA, Madison, WI (INCOTERMS 2000) for risk and title transfer purposes. For the purposes of shipping costs, the Party shipping the Product will be responsible for paying for such shipment unless otherwise specified herein.

5.2
Subject to the provisions of Section 6, in the event of a delay at the fault of E2V in the delivery of any Product, E2V shall after expiration of a 45 (forty five) day period of grace be liable to pay TOMO in settlement for the delay, liquidated damages calculated at the rate of [ * ] to a maximum of [ * ]. E2V shall make reasonable efforts to avoid delays, including the use of overtime and capital expenditures to improve capacity bottlenecks. In the event of recurring defaults by E2V on agreed delivery due dates, and the Parties, having used all reasonable efforts and discussed in good faith, fail to agree a plan to rectify this for future deliveries, then such recurring defaults may constitute default of the Agreement by E2V.

5.3	Risk and title in the Products shall transfer from E2V to TOMO in accordance with the delivery term specified.
5.4
TOMO shall inspect the Products upon delivery and may reject Products that do not conform to the Specification provided that written notification of such rejection is submitted to E2V. Products not notified as rejected within 45 days from delivery shall be deemed to be accepted.

5.5	Products will be tested before delivery for conformance to Specification.
5.6	E2V shall not be responsible for the commissioning or installation of the Product into any System.
5.7
TOMO reserves a right at all times to conduct quality and regulatory system audits of E2V for the purposes of assurance that the Products and the manufacturing processes used to make them meet the quality and regulatory standards necessary for the Products to be incorporated into or used with the System. Such audits, if necessary, will be performed at mutually agreed-upon times. E2V agree to have any necessary personnel present for any such audits and agree to cooperate with TOMO in conducting any necessary audits. In the event that issues arise as a result of these audits then the Parties will work together to resolve these issues and will not use issues arising from the audit as grounds for finding E2V in default of the Agreement unless such issues cannot be resolved by the Parties and cause the Product to fail to meet the Specification. In the event that any issues arise from the audit that cannot be resolved and such issues make it such that continued use of the Product by TOMO in the System would cause TOMO to fail to meet its regulatory and quality obligations with respect to the System, then TOMO shall have the right to terminate the Agreement, either in whole or in part, subject to paying the costs for termination specified in Section 11.3 herein.

6.	FORCE MAJEURE
6.1
Neither Party shall be liable for any delay or failure to perform its obligations hereunder which may be due to circumstances beyond its reasonable control and shall be entitled to such extension of time thereof as may be reasonable in the circumstances. Such circumstances shall include but not be limited to fire, flood, long term strikes, act of God and industrial action at its plant or that or its subcontractor or supplier.

6.2
The Party experiencing the Force Majeure circumstance shall notify the other Party in writing as soon as possible on becoming aware of such events described in Section 6.1 and consult with the other Party concerning the subsequent treatment thereof.

7.	WARRANTY
7.1	Products under the MSP will be unwarranted and failures will be managed in accordance with Product replacement under the MSP.
7.2
Products purchased outside the MSP will be warranted by E2V against defects in materials and workmanship, and failure to meet the Specification according to E2V warranty term A50, in accordance with E2V’s standard conditions of warranty leaflet attached hereto as Exhibit C.

7.3	The Parties hereby acknowledge and agree that the performance and application of the System shall be the sole responsibility of TOMO.
8.	MODIFICATION TO SPECIFICATION
8.1
E2V reserve the right to make minor modifications to the Products specifications, designs or materials that do not affect form, fit and function as E2V deem necessary. In the event that any modifications are made to the Products, E2V shall notify TOMO prior to delivery of Products incorporating the change so that TOMO may determine whether the changes may affect the quality of the finished device.

8.2
Any change to a Product that reaches the threshold within the E2V quality system that it would require the Product to receive either a major or minor revision increment shall be approved in writing by TOMO before implementation, E2V shall provide thirty (30) days prior written notice of such changes in order to enable TOMO to provide approval or rejection, or to ask for reasonable additional time to complete any necessary testing and analysis with respect to the continued use of the revised Product. TOMO will not unreasonably withhold approval. TOMO’s failure to provide approval or rejection or to ask for reasonable additional time for analysis of the impact of the proposed change within this period will be deemed an acceptance of such changes.

8.3
In the event that any Product is replaced with a new product or major revision, such as a revision classified as a new product platform or one classified as a next generation product, the Parties agree to work together in good faith to reconcile this Agreement as necessary with such new product or revision. TOMO will be given reasonable prior written notice of one hundred eighty (180) days or such other time period as agreed upon by the Parties, of new products or major Product revisions before implementation.

8.4
TOMO reserves the right to reject any changes to the Products proposed by E2V in the event that such changes would not be backwards compatible with TOMO’s system or if such changes would necessitate TOMO undertaking additional work in its installed base. In this event E2V agrees to supply TOMO unchanged Product in accordance with the blanket purchase order quantities.

9.	INTELLECTUAL PROPERTY RIGHTS AND INDEMNITY
9.1
Intellectual Property Right to Product or parts thereof either existing or emerging that are invented or conceived by E2V shall remain or become the absolute property of E2V. Similarly, TOMO shall retain or obtain full title and ownership in all Intellectual Property Rights either existing or emerging to the System, and any TOMO confidential information, and any documents or other materials provided to E2V for the purpose of supplying the Products to TOMO.

9.2
E2V will indemnify and hold harmless TOMO against all reasonable defence costs and for reasonable damages as finally determined by a court of competent jurisdiction in any suit brought by a third party for infringement of any Intellectual Property Right of the third party, including but not limited to Letters Patent or Registered Design by the normal use or sale of the Product or part thereof supplied by E2V to TOMO provided always that this indemnity shall not apply to any infringement:

a.
which is due to E2V having followed a design furnished or given by TOMO or to the use of the Product or part thereof in a manner or for a purpose not specified or disclosed to E2V at the time of its delivery hereunder, or in a country not specified or disclosed at the time of its delivery with respect to any claims of infringement made under the intellectual property laws of that country, or

b.	Which is due to the use of the Product or part thereof together with, or in combination with, the System or any other article, material or apparatus not provided by E2V, and provided also that this indemnity is conditional on:
a.	TOMO giving to E2V the earliest possible notice in writing of any claim being made or action being threatened or brought against TOMO,
b.	TOMO permitting E2V at its own expense to conduct any litigation that may ensue and/or all negotiations for a settlement of a claim, and
c.	TOMO not making any statement or admission regarding the claim or action being threatened other than factual statements as requested or required by a competent authority.

9.3
Except as otherwise specified herein, the indemnity provision in Section 9.2 is given in lieu of any or all liabilities which E2V might otherwise have in relation to any infringement or alleged infringement of any patent or other right. Should any E2V Product be found to infringe the Intellectual Property Rights of a third party, E2V shall, at its discretion, either procure the right for E2V and TOMO to continue to use such infringing Product(s), or shall offer TOMO a non-infringing replacement product that meets TOMO’s technical requirements and specifications. If E2V is unable to offer either of those options, TOMO’s obligations under this Agreement with respect to such infringing Product(s) are excused with no further obligation to E2V with respect to the infringing Product(s).

10.	TERMINATION
10.1	Either Party may terminate the Agreement or any Purchase Order forthwith by written notice in the event that:
a.	any provision of this Agreement allows for such termination, or
b.
the other Party has defaulted or failed to perform or observe any of the provisions of the Agreement on its part to be performed or observed and shall, if the breach be remediable, have failed to take reasonable steps to remedy such breach within 90 (ninety) days of receipt of written notice requiring him to do so, or

c.
The other Party shall become insolvent, or makes any arrangement with its creditors, goes into liquidation whether voluntary or compulsory or shall have appointed a receiver and/or manager in respect of part or the whole of its assets except as part of a bona fide scheme of reconstruction or amalgamation, or

d.
for convenience subject to prior written notice of six months (6 months) during which period the Parties will either agree that the supply should revert to a standard Product Supply Agreement or that a last time buy option for the Products should be implemented during the notice period.

10.2	The accrued rights of either Party shall not be affected by termination for whatever cause.
11.	CONSEQUENCES OF TERMINATION
11.1
The Parties shall not be liable for indirect or consequential damages (such term to include without prejudice to the generality of the foregoing, loss of profits or third party claims) howsoever arising in the event of any default under the Agreement or any Purchase Order.

11.2
In the event of termination of the Agreement by TOMO as a result of breach or default by E2V pursuant to clause 10, E2V’s liability shall be limited to TOMO’s reasonable excess reprocurement costs incurred in securing an alternative Product supplier capped to an aggregate liability payment for any and all defaults under this Agreement, of the amount equal to the Total Subscription Price of the three months preceding the date of Termination for default. This shall be in full and final settlement of E2V’s liability in termination for default. Excess reprocurement costs shall include, but are not limited to, NRE costs, supplier qualification activities and costs related thereto, and expediting fees. In the event that E2V terminates the Agreement for convenience for the purposes of terminating the relationship with TOMO, TOMO shall also be entitled to recover payment from E2V for excess reprocurement costs as specified herein.

11.3.
In the event of termination of the Agreement by E2V as a result of breach by TOMO pursuant to clause 10, E2V shall be entitled to recover payment from TOMO for all Products delivered and included in the Subscription Price prior to termination according to Section 11.4 herein and at the request of E2V, reasonable payment for any work in progress under this Agreement, and for third party financial commitments entered into in reliance upon this Agreement such third party financial commitment and work in progress recovery limited to the Total Subscription Price of the three months preceding the date of Termination for default. In addition to 11.4, this shall be in full and final settlement of TOMO’s liability in termination for default. In the event that TOMO terminates the Agreement for convenience for the purposes of terminating the relationship with E2V, E2V shall also be entitled to recover payment from TOMO for all Products delivered and reasonable work in progress in addition to the payments provided in Section 11.4.

11.4.
Upon termination or upon expiration of this Agreement in any event, or in the event that any System is withdrawn from the Subscription Pool, TOMO shall pay to E2V a reconciliation account. This reconciliation recognises that the Products within the MSP will in the event of termination or withdrawal have the balance of Average Product Life. Accordingly the Parties will determine this balance for each Product and attribute a proportionate value to this payable by TOMO to E2V payable in equal monthly instalments over a twelve month period following termination. Alternatively, TOMO may, at TOMO’s sole discretion, pay the reconciliation amount to E2V in a lump sum payment upon termination. The reconciliation account shall be calculated as follows:

•	Average Product Life (in years) divided by two multiplied by the Subscription Pool multiplied by the Subscription Price.
•	In addition some Products will have a balance of warranty based on the standard warranted life of A50.
12.	NON ASSIGNMENT
The Parties may not assign or purport to assign any or all of its rights or obligations hereunder without the prior written consent of the other Party, except in the instance of a change in control or sale of substantially all the assets of a Party. Where such consent is requested, the Parties agree that such consent shall not be unreasonably withheld. In the instance of an assignment by one Party due to a change in control or sale of substantially all the assets of that Party, the assigning Party agrees that the new assignee shall be bound by all of the rights and obligations of the assigning Party under the terms of this Agreement, and further that the assigning Party shall give the other Party no less than ninety (90) days prior written notice of such assignment.

13.	NEGATION OF WAIVER
Failure of either Party at any time to enforce any of the provisions of the Agreement shall not be construed as a waiver by such Party of any such provisions neither shall such failure in any way affect the validity of the Agreement or any part thereof.
14.	PRIOR AGREEMENTS, REPRESENTATIONS, STATEMENTS
The Parties hereto agree that the terms set out herein shall supersede all prior representations, agreements, statements and understandings whether oral or in writing relevant to the Agreement.
15.	SURVIVORSHIP
In the event that any portion of the Agreement is determined by a cognizant authority to be illegal and/or invalid, the remaining portion of the document shall remain in effect provided the intent of the Parties is not substantially changed; the illegal or invalid provision to be replaced by a mutually agreed legal and valid provision, if necessary to continue the operability of the Agreement.
16.	AMENDMENTS
The terms of the Agreement may only be amended following the written consent of the Parties.
17.	NOTICES
Any notices to be given pursuant to the Agreement shall be in writing and shall be deemed to have been validly served:
a.
15 (fifteen) days from the time of posting if sent by prepaid registered or recorded delivery airmail post to the party to be served at its above mentioned address or such other address as it may from time to time have communicated to the other as its address for service, or

b.
At the time of completion of the transmission if sent by telefax during the normal business hours of the party to be served (or on the next following business day of such party if not sent during such business hours) provided always that in the case of service of notice by telefax a further copy of such notice shall promptly have been sent by post in the aforesaid manner to the party to be served.

18.	HEADINGS
The clause headings hereof are for reference purposes only and shall not affect the construction of the Agreement.
19.	CONFIDENTIALITY
The Parties acknowledge that the Agreement is confidential and undertake not to disclose its contents to any third party without the express permission of the other Party. The Confidentiality Agreement entered into by the Parties as of July 27, 2006 shall remain in full force and effect for the duration of this Agreement, and shall remain in effect for two years after the expiration or termination of this Agreement.

20.	ACCESS AND VERIFICATION
The Parties recognise the mutual dependency that each will place on the information provided from the other and accordingly commit to provide and allow access to all necessary documents and information to support the smooth operation of this Agreement, excluding cost disclosure which is not required under this clause. Further the Parties will disclose all sources of data provided and will submit to any reasonable request for verification, access to or audit of said source data and information as available.
21.	ESCALATION PROCESS AND DISPUTE SETTLEMENT
The Parties will review the operation of the Agreement both through the bi-weekly engineering meetings and the Leadership Team meetings.
A specific trigger review meeting will be held twelve (12) months after the Effective Date between the Leadership Team to status the operation of the Agreement and focus the Parties on assessing the successful operation of the Agreement. An output of this review meeting will be an agreement to implement any agreed changes necessary to enhance or modify the Agreement in order to better achieve the WHEREAS objectives.
In the event that the Parties are in formal written notified dispute regarding any aspect of the Agreement then the Parties will submit to an internal escalation process before implementing any formal legal proceedings. This escalation process will be by referral to the Leadership Team for resolution. If this cannot be achieved to the Parties mutual satisfaction within 15 working days then the dispute will be referred to the next level of appropriate directorship within each of the Parties for resolution. If this cannot be achieved to the Parties mutual satisfaction within 10 working days then the dispute will be referred to arbitration.
22.	LAW AND ARBITRATION
This agreement shall be governed by and the rights and obligations of the Parties shall be construed in all respects in accordance with the laws of the State of New York, USA, excluding its conflicts of laws provisions. Any controversy, dispute or claim arising out of or relating to this agreement shall be finally determined by arbitration under the international arbitration rules of the American Arbitration Association. The number of arbitrators shall be three. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitrators shall not be empowered to award punitive or exemplary damages.

IN WITNESS THEREOF the parties hereto have caused this Agreement to be signed by their duly authorised representatives.

Signed for and on behalf of		Signed for and on behalf of
E2V TECHNOLOGIES (UK) LIMITED		TOMOTHERAPY INCORPORATED

/s/ C. Parmenter		/s/ Stephen C. Hathaway
Name:	C. Parmenter	Name:	Stephen C. Hathaway
Position:	Manager of Commercial	Position:	Chief Financial Officer
Date:	April 24, 2009	Date:	April 22, 2009

Signed for and on behalf of E2V

/s/ Robert E. Calabrese
Name:	Robert E. Calabrese
Position:	Sr. VP Sales America’s
Date:	4-23-09

EXHIBIT A
MAGNETRON SUBSCRIPTION PROGRAM (MSP)
I.	MSP Processes
A.	PROCEDURES
The Procedures used to manage the activities outlined in this section shall be managed through the work groups and through the steering teams via the agreed MSP Policies and Processes document, not attached hereto but known by the Parties, which will be subject to revision control and maintained by TOMO, which may be amended from time to time upon agreement by the Parties. It is the spirit of this agreement that both parties will work to achieve the most effective, low cost solution to administrative issues. It is anticipated that the processes will evolve over time with experience and to accommodate external events that might affect the program.
B.	SERVICE FEES: THE MONTHLY SUBSCRIPTION BLANKET ORDER FOR MSP SITES AND THE MONTHLY NFF CHARGE
1.
At start-up an allowance will be made for TOMO-owned Products currently in use. These Products currently have an estimated average remaining life of [ * ]. Therefore, Systems containing Product already purchased by TOMO will be credited for an average remaining Product life over the first year of the program in the form of a discount of [ * ]% to the first year’s Subscription Price, deducted monthly. After the first year under the MSP, this discount will lapse and revert to non discounted Subscription Price with effect from the thirteenth month of the Agreement.

2.
New Systems added to the MSP list (increasing the baseline) chargeable at the prevailing per System Subscription Prices. New systems shall assume to ATP on the 15th of the month in which the ATP occurs and thus shall be discounted [ * ] for the ATP month. The controlling document will be the MSP Systems list provided by TOMO and reviewed each month.

3.
The monthly NFF Service Fee shall be charged against a separate purchase order. This shall be for an assumed number of NFF devices, the basis at Effective Date shall be [ * ] NFF per month at [ * ] per NFF. This will be reviewed on a regular basis to take account of actual NFF during previous period, and may be rebased by agreement of the Parties if the actual NFF changes substantially. It is understood that both parties shall work together to reduce or eliminate NFF Product and subsequently the NFF fee.

C.	ORDERING PRODUCTS
An inventory of Products is maintained internally for testing and disposition. This supply of Products is replenished weekly from orders placed to E2V. Products are not considered part of the MSP program until they are tested (TOMO Initial Tests) and dispositioned.
In general, Product demand is created when
1)	new sites ATP;

2)	when service Products fail,
3)	or when Products are needed for to supply Product Development, to increase Tomo stock, or to replenish Product consumption from non-MSP sites
Under the MSP program weekly orders will be placed to E2V to fill all needs for the week against specific Purchase Orders.
Unless changed by the Parties;
•
The order for MANUFACTURING (ATP) and SERVICE Products is created and managed from tube test results data and made available to E2V on a weekly basis. In both cases purchases are offset by full tube credits when the Products are issued to an MSP site. In the case of SERVICE Products the debit/credit transaction will always be simultaneous. Any instances of outstanding credit or debit on the SERVICE Products will be resolved by the Parties immediately.

•
It is understood that every tube released and assigned to MANUFACTURING will be offset by a corresponding credit when the system that the Product is assigned to reaches ATP. At this time the ATP site will be added to the MSP site list as a new system.

•
Products released to replace SERVICE failure shall be determined from failure data provided by Tomo on a weekly basis. It is understood that once E2V sends a SERVICE Product it will send a corresponding invoice immediately for the new Product along with an offsetting credit for the new TOMO Product installed into the system. The Order for SERVICE failure replacement shall always be immediately netted to zero and no net debit or credit should ever be created by this order.

•
Non-MSP orders shall be made by separate discrete orders. It is understood that non-MSP sites such as Distributors may draw Products from any Tomo Inventory and that Tomo will replenish these Products with Non-MSP orders. Serial number tracking will not be available for Distributor Products, but quantities will be known and shared upon request.

D.	CHANGES TO TOMO INVENTORY
•	Increases to TOMO Inventory
•	TOMO may place non-MSP orders to increase net TOMO Inventory (beyond orders to replenish other Non-MSP needs)
•	Decreases to TOMO Inventory

•	Should TOMO elect to reduce inventory this may be accomplished as follows;
•	By fully consuming an ATP Product rather than returning it for full credit (and thereby delaying the addition of the site to the MSP program until the end of the initial Product life)
•	By not replenishing Products taken by non-MSP sites
•	TOMO will not reduce or increase TOMO Inventory through the MANUFACTURING (ATP) or SERVICE orders, as these orders involve net debit/credit offsets.
E.	DISPOSITION OF RETURNED SERVICE FAILURES
Products over [ * ] hours shall be destroyed and scrapped unless specifically requested for testing by E2V. Products with over [ * ] hours use and less than [ * ] hours shall be held for a reasonable period of time, during which e2v may request up to [ * ]% of Products to be returned for testing, those not returned shall be destroyed and scrapped.
F.	OPERATIONAL MATTERS
1.	When a Product is to be returned to E2V for any reason, TOMO will ensure that the Product is clearly identified as a Product which is part of the MSP or otherwise.
2.
No Fault Found Products Returned to E2V applies only to new Products receiving acceptance gantry testing (i.e., TOMO Initial Tests) at the TOMO factory. Service failures may be tested for data purposes but shall not be considered NFF for any commercial purpose. It is expected that both parties shall work together to eliminate NFF results and related fees.

G.	TRAINING
If E2V deems appropriate, then E2V will provide training in Product knowledge for TOMO personnel, including FSEs. TOMO’s permission for such activity will not be unreasonably withheld.
H.	USAGE
Should it be recognised by either TOMO or E2V that a particular System is returning Products on a more frequent than average quantity on a regular basis then the Parties will work together to investigate the cause of the returns, determine mechanisms to reduce these and implement these in the System, this may include but is not limited to System maintenance, changes in the operating environment and System user training.
I.	CHANGES TO THE PRODUCT
It is the intention of the parties to work together in a collaborative manner to improve the life performance of the Products and as a result, the reliability of the TOMO System. Within this collaborative approach E2V will undertake enhancement programmes, within the scope of the agreed MSP Subscription Price, that are for the purpose of extending the life of the Product. However it is also the intention of the Parties, from time to time, to agree to allocate resources to investigate specific areas of Product performance.

Any such investigative engineering work will be managed and agreed through bi-weekly engineering meetings and the Leadership Team who will oversee and approve any additional engineering work. E2V agrees that it will not undertake any such work without first informing TOMO as to whether the work is within the scope of the agreed MSP Price and if such work is not within the scope, E2V will not undertake such work without first providing TOMO with a project timeline, including deadlines for deliverables, and the NRE costs for the work, nor will E2V proceed with the work without written authorization from TOMO.
If, at the bi-weekly engineering meeting, it is agreed by E2V to undertake an investigation into a specific area of performance (excluding performance issues relating to the quality of the Products in their current state, which are included in the agreed MSP price), the parameters, outputs, resource level, timescale and if necessary, additional funding will be agreed by the Parties and minuted prior to the commencement of the investigation. Such investigative effort will also have the written approval of the Leadership Team before being undertaken.
Any investigative effort carried-out will be prioritized on a case-by-case basis provided this effort does not negatively impact or delay other magnetron-related projects and priorities that are within the scope of the agreed MSP Subscription Price.
1. Agreed Enhancement Projects:

Taking account of the above intentions, the Parties agree that TOMO will undertake an enhancement project relating to [ * ]. Subject to completion of this programme of work and achievement of performance enhancement objectives, to be agreed, and following in field evidencing of this programme and achievement of objectives, then E2V will make a proportionate pro rata reduction in the Subscription Price for each Subscription Product incorporating the [ * ]enhancement(s).
2. The Parties understand that changes to the System may impact the Product. The Parties therefore commit through the bi-weekly engineering meetings, to fully communicate and disclose any changes to the System or its components that may impact the performance of the magnetron. Subject to clause 8 E2V and TOMO will agree all changes to the Product prior to incorporation. All improvements to the Product will be at E2V’s sole discretion.
J.	IMPACT OF CHANGES TO TYPICAL OPERATING CONDITIONS
The Parties recognize that certain projects or changes to the System may result in a change in the Typical Operating Conditions of the System from the [ * ] hour average beam on hours that is typical as of the Effective Date of the MSP. The Parties further recognize that a significant change in Typical Operating Conditions across the base of installed Systems could impact overall Product consumption in a manner not anticipated at the time of execution of the MSP.

The Parties thereby agree that should the Typical Operating Conditions of the Systems (meaning the average Typical Operating Conditions of all of the Systems in the MSP) change in either direction by 10% then E2V reserves the right to adjust the Subscription Price accordingly by a proportionate amount unless TOMO can present reasonable evidence that the change in the Typical Operating Conditions has not affected the overall Product consumption rate.
In the instance of a change to some identifiable sub-group of the Systems under the MSP, such as for example the addition of TomoDirect™, then the above adjustments in the Subscription Price will be implemented in the identifiable sub-group only.

Exhibit B
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to confidentiality request. Omissions are designated as [ * ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

[ * ] Technical Specification	[ * ]
Version 1

PURPOSE & SCOPE
This document details the technical specification for the [ * ] magnetron supplied by e2v technologies (uk) limited. The magnetron is used in conjunction with electromagnet [ * ] and transition [ * ] to provide RF power to medical linar accelerators. The magnetron is powered by Solid-State Modulator [ * ]
RELATED DOCUMENTS
e2v technologies A1A-Magnetron_Preamble
British Standard [ * ]
[ * ] Test Specification
TECHNICAL REQUIREMENTS
Frequency

Frequency range (with cooling water at [ * ]° C):[ * ] to [ * ] MHz.
On rotation of the magnetron through 360° the frequency will not vary by more than [ * ] kHz. To minimise the frequency deviation the rotational axis should be parallel to the axis of the tuner.
For information only; the steady state temperature coefficient of frequency is approximately [ * ] kHz/°C. Typically at start-up the frequency will be [ * ] MHz high, [ * ] seconds after switching on the high voltage supply.
Power Output

Peak output power [ * ] MW (see Performance Chart). The maximum variation of output power is [ * ]% when the magnetron is rotated through 360° around any axis.
Power Input

The maximum power input is [ * ] kW (mean).
Pulse Width

The maximum pulse width is [ * ] µs. Longer pulses are possible but may impact magnetron life.
Rate of Rise of Voltage Pulse

The steepest tangent to the leading edge of the voltage pulse above [ * ] % amplitude must be between [ * ] kV/µs and [ * ] kV/µs. Any capacitance in the viewing system must not exceed [ * ] pF.
Missing Pulses

Missing pulses will not exceed [ * ]%. Test duration is a minimum of [ * ] minutes.
Pulses are defined as missing if the total energy within the pulse is less than [ * ]% of normal value. The pulses may be of reduced duration, amplitude, or at a frequency outside the linac bandwidth. These faults may be caused by a number of magnetron failure modes. [ * ]
Missing pulses due to arcing can periodically increase to higher levels for short periods throughout the life of the magnetron. This is considered normal magnetron behaviour. If the tube is not at end of life then the missing pulse count should recover to the normal level if the tube is allowed to run.
[ * ]

e2v	© e2v technologies (uk) ltd 2008
A Limited Company Registered in England No. 432014
Registered Office: 106 Waterhouse Lane, Chelmsford CM1 2QU, UK
Holding Company: e2v technologies plc
This document is supplied by e2v technologies (uk) ltd on the express understanding that it is to be treated as confidential and that it may not be copied, used or disclosed to others in whole or in part for any purpose except as authorised in writing by e2v technologies (uk) ltd.	Approved by [ * ]
Template DF763503A-3

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [ * ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

[ * ] Technical Specification	[ * ]
Version 1

Parasitic Oscillations

Spurious signals (sidebands) will be better than [ * ] dB below the main RF signal.
Heater

The required heater current on standby is [ * ] A. Voltage is [ * ] V approx. The cathode pre-heating time is [ * ] minutes minimum. [ * ]
Outline

For overall dimensions, see outline.
Weight

Net weight approx [ * ] kg.
Tuner Drive

The frequency range is covered by [ * ] tuner revolutions. The tuner torque is less than [ * ] Nm and any variation of torque with respect to position is monotonic.
Output Waveguide

Output is via transition [ * ] to no [ * ] waveguide [ * ] mm internal). The waveguide must be pressurised to prevent RF breakdown. The maximum pressure is [ * ] kPa [ * ] bar) where the maximum leak rate from the magnetron is [ * ] mbar litre/s. The pressurised are suppressant gas used in the waveguide should contain no more [ * ] than is typically found in air, i.e. [ * ]%. The VSWR should not exceed [ * ] unless the phase of the reflected power can be adjusted to compliment magnetron stability. The VSWR must never exceed [ * ]
Electromagnet

Electromagnet [ * ] should be powered as marked on the terminals such that the north-seeking pole of the magnet is adjacent to the cathode terminal (marked [ * ]. The position of the magnetron is set with the integral positioning block.
Water Cooling

The magnetron is water-cooled and has an integral water jacket. The required water flow is a minimum of [ * ] litres per minute. A pressure of approximately [ * ] kPa [ * ] bar) will be necessary to give this rate of flow. The outlet water temperature must not exceed [ * ] ° C.

e2v	© e2v technologies (uk) ltd 2008
A Limited Company Registered in England No. 432014
Registered Office: 106 Waterhouse Lane, Chelmsford CM1 2QU, UK
Holding Company: e2v technologies plc
This document is supplied by e2v technologies (uk) ltd on the express understanding that it is to be treated as confidential and that it may not be copied, used or disclosed to others in whole or in part for any purpose except as authorised in writing by e2v technologies (uk) ltd.	Approved by [ * ]
Template DF763503A-3

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [ * ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

[ * ] Technical Specification	[ * ]
Version 1
Page 3 of 9
TUBE PERFORMANCE
The following performance chart shows the typical performance for a new magnetron. The magnetron will operate satisfactorily within the magenta coloured region. Best performance is obtained within the red, or preferably green, lines. [ * ]
[ * ]

e2v	© e2v technologies (uk) ltd 2008
A Limited Company Registered in England No. 432014
Registered Office: 106 Waterhouse Lane, Chelmsford CM1 2QU, UK
Holding Company: e2v technologies plc
This document is supplied by e2v technologies (uk) ltd on the express understanding that it is to be treated as confidential and that it may not be copied, used or disclosed to others in whole or in part for any purpose except as authorised in writing by e2v technologies (uk) ltd.	Approved by [ * ]
Template DF763503A-3

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [ * ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

[ * ] Technical specification	[ * ]
Version 1
Page 4 of 9
ACCEPTANCE TEST PROCEDURE
Details and limits for tests undergone by all magnetrons. Reference: test procedures [ * ]
Test Conditions

	Modulator	Pulse Length	Magnetic Field	Duty		Ipeak	Imean	rrv (kV/µs)
	Type	(µs ±10%)	(gauss)	Cycle	PRF	(A)	(mA)	min	max
TC [ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]		[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]		[ * ]	[ * ]		[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]		[ * ]	[ * ]		[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]		[ * ]	[ * ]		[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]		[ * ]	[ * ]		[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]		[ * ]	[ * ]		[ * ]	[ * ]
Limits
Tests are carried out in the test number order.

			New Tube Limits			End of Life Limits
			Min	Max	Units	Min	Max
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]		[ * ]	[ * ]
		[ * ]		[ * ]	[ * ]		[ * ]
[ * ]	[ * ]	[ * ]		[ * ]	[ * ]		[ * ]
[ * ]	[ * ]	[ * ]	[ * ]		[ * ]	[ * ]
[ * ]	[ * ]	[ * ]		[ * ]	[ * ]		[ * ]
[ * ]	[ * ]	[ * ]	[ * ]		[ * ]	[ * ]
[ * ]	[ * ]	[ * ]		[ * ]	[ * ]		[ * ]
[ * ]		[ * ]	[ * ]		[ * ]	[ * ]
[ * ]		[ * ]		[ * ]	[ * ]		[ * ]
[ * ]		[ * ]		[ * ]	[ * ]		[ * ]
[ * ]		[ * ] A. Test duration 10 minutes.		[ * ]	[ * ]		[ * ]
[ * ]		[ * ]	[ * ]		[ * ]	[ * ]
[ * ]		[ * ]		[ * ]			[ * ]
[ * ]		[ * ]	[ * ]			[ * ]

e2v	© e2v technologies (uk) ltd 2008
A Limited Company Registered in England No. 432014
Registered Office: 106 Waterhouse Lane, Chelmsford CM1 2QU, UK
Holding Company: e2v technologies plc
This document is supplied by e2v technologies (uk) ltd on the express understanding that it is to be treated as confidential and that it may not be copied, used or disclosed to others in whole or in part for any purpose except as authorised in writing by e2v technologies (uk) ltd.	Approved by [ * ]
Template DF763503A-3

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [ * ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

[ * ] Technical Spcification	[ * ] Version 1 Page 5 of 9
Initial Test Criteria

Additionally, tubes should be rejected for the following:
•	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
Test Notes
1.	A magnetron that trips the [ * ] are count wthin [ * ] software is deemed a failure.

2.	Returned tubes will be aged for approximately [ * ] minutes [ * ] Starting with test [ * ] at level [ * ]

3.
Late starting pulse (1): Measured from the oscilloscope trace of [ * ] and [ * ] The trigger level is set to [ * ] and a count is made if a negative edge is seen. This [ * ]% in amplitude equates to [ * ]% time delay. Count to be taken over a [ * ] minute period.

4.
Late starting pulse (2): Measured from the oscilloscope trace of [ * ] and derived from the level of the dip in current after the capacitance-charging spike. The trigger level is set to [ * ]% of the “dip” level and a count is made if a negative edge is seen. This [ * ]% in amplitude equates to [ * ]% time delay. Count to be taken over a [ * ] minute period.

[ * ]

e2v	© e2v technologies (uk) ltd 2008
A Limited Company Registered in England No. 432014
Registered Office: 106 Waterhouse Lane, Chelmsford CM1 2QU, UK
Holding Company: e2v technologies plc
This document is supplied by e2v technologies (uk) ltd on the express understanding that it is to be treated as confidential and that it may not be copied, used or disclosed to others in whole or in part for any purpose except as authorised in writing by e2v technologies (uk) ltd.	Approved by [ * ]
Template DF763503A-3

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [ * ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

[ * ] Technical Specification	[ * ] Version 1 Page 6 of 9
[ * ]

e2v	© e2v technologies (uk) ltd 2008
A Limited Company Registered in England No. 432014
Registered Office: 106 Waterhouse Lane, Chelmsford CM1 2QU, UK
Holding Company: e2v technologies plc
This document is supplied by e2v technologies (uk) ltd on the express understanding that it is to be treated as confidential and that it may not be copied, used or disclosed to others in whole or in part for any purpose except as authorised in writing by e2v technologies (uk) ltd.	Approved by [ * ]
Template DF763503A-3

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [ * ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

[ * ] Technical Specification	[ * ] Version 1 Page 7 of 9
ENVIRONMENTAL REQUIREMENTS
AMBIENT TEMPERATURE

Storage and transport:	[ * ]°C to [ * ]°C
Operational:	[ * ]°C to [ * ]°C
Note: Ensure water is fully drained from cooling system prior to storage at low temperatures.

ATMOSPHERIC PRESSURE	(Reference Standard Atmosphere USA 1974)

Storage and transport:	[ * ] mbar to [ * ] mbar
Operational:	[ * ] mbar to [ * ] mbar. Tested by DC breakdown test ony.
HUMIDITY
Operational: Relative humidity shall not exceed [ * ]% for temperatures up to [ * ]°C, decreasing linearly to [ * ]% at [ * ]°C (non-condensing).
SHOCK (NON-OPERATING)
Form [ * ] conditions apply to packed magnetron.

Acceleration	Duration	Pulse Shape
[ * ][ * ]	[ * ]	[ * ]
VIBRATION (NON-OPERATING)
From [ * ] conditions apply to packed magnetron. This level simulates 40 hours of transportation.

Acceleration rms	Hz	gn2.Hz-1
21.6 [ * ][ * ]	[ * ]	[ * ]
IONISING RADIATION
The magnetron will operate successfully when exposed to [ * ] gray from an external source.
EMC and EMI
Meeting the limits is a system responsibility, and the magnetron cannot be tested as a component.
PACKING
The pack will be as compact as may reasonably be achieved while complying with the environmental specification above, and the requirements of European directive 93/339/EEC. Also, the packing will be free of CFCs, chlorinated polymers, and reusable, or easily recyclable.

e2v	© e2v technologies (uk) ltd 2008
A Limited Company Registered in England No. 432014
Registered Office: 106 Waterhouse Lane, Chelmsford CM1 2QU, UK
Holding Company: e2v technologies plc
This document is supplied by e2v technologies (uk) ltd on the express understanding that it is to be treated as confidential and that it may not be copied, used or disclosed to others in whole or in part for any purpose except as authorised in writing by e2v technologies (uk) ltd.	Approved by [ * ]
Template DF763503A-3

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [ * ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

[ * ] Technical Specification	[ * ]
Version 1 Page 8 of 9
[ * ]

e2v	© e2v technologies (uk) ltd 2008
A Limited Company Registered in England No. 432014
Registered Office: 106 Waterhouse Lane, Chelmsford CM1 2QU, UK
Holding Company: e2v technologies plc
This document is supplied by e2v technologies (uk) ltd on the express understanding that it is to be treated as confidential and that it may not be copied, used or disclosed to others in whole or in part for any purpose except as authorised in writing by e2v technologies (uk) ltd.	Approved by [ * ]
Template DF763503A-3

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [ * ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

[ * ] Technical Specification	[ * ]
Version 1 Page 9 of 9
OUTLINE NOTES
1.	This surface is marked with the letter ‘C’ to indicate the cathode terminal.

2.	The magnetron will fit between magnet poles [ * ] mm diameter and [ * ] mm apart.

3.	Positional tolerance of holes [ * ] mm diameter.

4.	Positional tolerance of holes [ * ] mm diameter.

5.	Positional tolerance of flange [ * ] mm diameter with respect to reference planes A and B.
HEALTH AND SAFETY HAZARDS
e2v technologies magnetrons are safe to handle and operate, provided that the relevant precautions stated herein are observed. e2v technologies does not accept responsibility for damage or injury resulting from the use of the electronic devices it produces. Equipment manufacturers and users must ensure that adequate precautions are taken. Appropriate warning labels and notices must be provided on equipments incorporating e2v technologies devices and in operating manuals.
High voltage
Equipment must be designed so that personnel cannot come into contact with high voltage circuits. All high voltage circuits and terminals must be enclosed and fail-safe interlock switches must be fitted to disconnect the primary power supply and discharge all high voltage capacitors and other stored charges before allowing access. Interlock switches must not be bypassed to allow operation with access doors open.
RF Radiation
Personnel must not be exposed to excessive RF radiation. All RF connectors must be correctly fitted before operation so that no leakage of RF energy can occur and the RF output must be coupled efficiently to the load. It is particularly dangerous to look into open waveguide or coaxial feeders while the device is energised. Screening of the cathode sidearm of high power magnetrons may be necessary.
X-Ray Radiation
High voltage magnetrons emit a significant intensity of X-rays not only from the cathode sidearm but also from the output waveguide. These rays can constitute a health hazard unless adequate shielding for X-ray radiation is provided. This is a characteristic of all magnetrons and the X-rays emitted correspond to a voltage much higher than that of the anode.
DOCUMENT AMENDMENT RECORD

Version	Issue Date	Change Request	Reasons for Change
1	[ * ]	[ * ]	New document

e2v	© e2v technologies (uk) ltd 2008
A Limited Company Registered in England No. 432014
Registered Office: 106 Waterhouse Lane, Chelmsford CM1 2QU, UK
Holding Company: e2v technologies plc
This document is supplied by e2v technologies (uk) ltd on the express understanding that it is to be treated as confidential and that it may not be copied, used or disclosed to others in whole or in part for any purpose except as authorised in writing by e2v technologies (uk) ltd.	Approved by [ * ]
Template DF763503A-3

Exhibit C
Standard Conditions of Warranty for e2v Products
e2V
The following Standard Conditions of Warranty are issued in conjunction with e2v General Terms and Conditions of Sale for the Purchaser’s benefit and contain important information relating to the Warranty in respect of the Product and a Return Procedure. Please read this carefully.
1.	CONDITION
Except where otherwise agreed in writing, the Product shall be subject to the following conditions of warranty.
Each Product for which a warranty is offered is guaranteed against defects in workmanship and materials and designed to perform to its specification when operated in accordance with e2v’s instructions. The warranty applicable to each Product is defined in a warranty code contained in e2v’s written quotation and confirmed on e2v’s written order acknowledgement.
A warranty code is comprised of a letter and one or two groups of numbers.
The letter gives the total warranty period commencing from the date of despatch of the Product from e2v, subject to the group or groups of numbers.
A.	indicates 2 years.

B.	indicates 18 months.

C.	indicates that the number following gives the warranty period in months.

E.	indicates 1 year.

G.	indicates 3 years.

H.	indicates 4 years.

J.	indicates that the number following gives the warranty period in months.
Where the letter is followed by two groups of numbers (e.g. A100/1000):
a.
the first group (e.g. A 100/1000) gives the filament or high tension (HT) life in hours within which the Product may, at e2v’s sole option, be repaired or replaced free of charge or credited in full; except for J terms, which gives this period in months.

b.
the second group (e.g. A100/1000) gives the total warranted number of filament or HT life in hours; except for J terms, which gives this period in months. For a Product failing with a filament or HT life in excess of the hours specified by the first group of numbers (100) but less than the total number of hours/months given by the second group (1000), repairs, replacements or credit will be given on a pro-rata basis, determined by the ratio of the unused portion of the total warranted hours to the second group of numbers, provided that the period indicated by the letter (A = 2 years) has not expired.

Where the letter is preceded by a number (e.g. 6C24), this indicates an agreed shelf life before use. Therefore, the warranty period begins as soon as the product is used, or at latest, six months after delivery of the product by e2v.
Where the letter is followed by one group of numbers (e.g. C12), this gives the total warranted period either in months for ‘C’ terms or in filament or HT hours for other terms during which, at e2v’s sole option, the Product will be repaired, or full replacement or credit will be given.
In the unlikely event that a quotation or acknowledgement does not contain a warranty coding for your specific Product, or in the event that you require clarification of a warranty coding, please contact the appropriate e2v Sales Department Personnel.
2.	CLAIMS
2.1	Damage in Transit
a.	Each Product is inspected by e2v prior to despatch and should be examined by the Purchaser immediately on receipt.

b.
The carton or packing crate should be examined for signs of damage and the Carrier’s note endorsed accordingly. If inspection is not possible at this stage the item should be signed for as “unexamined”. The Product must then be unpacked with minimum delay and, after inspection for damage to its glasswork or internal structure, an electrical test applied. Where a static test is impracticable, a functional test in its intended equipment is recommended.

c.
Where damage in transit is suspected, the original packing materials should be retained to return the product. If the Product has been damaged in transit, and if e2v has arranged the insurance cover on behalf of the Purchaser, the Purchaser should, within 7 days of receipt of the Product, either (a) inform the nearest Lloyds Representative, or (b) notify e2v, who will file an insurance claim. If insurance has been arranged by the Purchaser, then the Purchaser should deal with this in his usual way.

2.2	Conditions of Warranty
This warranty is valid only if the following conditions are met:
a.	The Product has been supplied directly by e2v or via a distributor, representative or other selling medium authorised by e2v.

b.	The Product has been operated within its specification and in accordance with e2v instructions.

c.	The Product has not been subjected to any accident, abuse, alteration, misuse or neglect in storage, transportation, handling or use.

d.	The return procedure specified in Paragraph 3 below is followed.

e.	The decision of e2v on the cause of failure and on the value and form of any applicable allowances is accepted by the Purchaser.

f.	Right of access to equipment for the purpose of checking operating conditions is granted to any representative of e2v where e2v may so require.

g.	e2v is notified within 30 days of the Product failure.

h.	The Product is withdrawn from service as soon as possible after the alleged failure has occurred.
2.3 Limitation of Liability
Unless expressly stated in a separate written agreement between e2v and the Purchaser, this warranty defines fully the extent of e2v’s liability for the Product and shall be in lieu of any warranty condition or liability express or implied by law or otherwise, including warranties of merchantability and fitness for a particular purpose which are hereby expressly excluded. The sole obligation of e2v under this warranty is to carry out repairs, supply replacement Products or give credit as specified herein. In no event shall e2v be liable for consequential damage howsoever arising. In the event of any conflict between the original English version and the French and German or other translations of this document, the English version shall prevail.

© e2v technologies plc and subsidiaries 2006, 2008	11555A-6, Page 1

3.	RETURN PROCEDURE
The return procedure specified below must be followed if returning a product under warranty:
3.1
A Product Service Report Form, which is despatched with the product, must be completed giving all information requested and noting, in Particular, any unusual occurrences before or at the time of failure. The Form must be returned with the returned product.

3.2
The returned product should be packed in the same manner as originally, preferably by use of the same packaging materials. If the purchaser cannot provide suitable packing it can be provided at the purchaser’s expense.

3.3	The returned product must be insured and carriage paid by the Purchaser, and e2v accepts no responsibility for loss of, or damage to, a returned product during transit.

3.4
If repair or replacement is offered, the Purchaser will be notified in writing and the product will be despatched, carriage and insurance paid, to destinations within the United Kingdom or to a suitable United Kingdom port of embarkation in the case of overseas Purchasers.

3.5
Where credit is offered in settlement of a claim such credit shall, in all cases, unless otherwise agreed, be based on the FCA (UK Port or Airport) INCOTERMS 2000 selling price of the product for overseas Purchasers, or on the net delivered price for Purchasers within the United Kingdom. If the returned Product is not defective and is still serviceable, it will be returned at the Purchaser’s expense.

3.6
It may be necessary for an inoperative product to be dismantled by e2v to determine the cause of failure and permission for this to be done is granted automatically by the Purchaser in returning the Product. An inoperative product will only be returned to the Purchaser at his expense if no repair, credit or replacement can be allowed. Where credit or replacement is allowed, the returned Product shall become the property of e2v.

4.	RE-WARRANTY
Products that have been repaired or replaced under warranty will be re-warranted to the end of the original period of warranty of the repaired or replaced product or for three months, whichever is longer. The expiry of the original period of warranty for the purposes of re-warranty will be extended to take account of the duration of the interruption of use as a result of the failure under warranty.

Exhibit D
TOMO Subscription Database
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [ * ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Equipment	DIST #	S/N	ATP Date	Home RSL	Region	Regional Manager	Senior FSE	FSE

[ * ]

EXHIBIT E
Pricing
Pricing for the MSP
Subject to the provisions of the Agreement, including all Exhibits thereto, which provide for mechanisms to adjust the pricing scheme of the MSP, the pricing shall be as follows:
Year 1: [ * ]/System/year (minus the [ * ]% e2v buy-in credit only applicable on Systems converted to the MSP on the Effective Date resulting in a Price for these of [ * ]/System/year)
Year 2: [ * ]/System/year
Year 3: [ * ]/System/year
Year 1 will begin on the Effective Date and run one calendar year from that point.
For the term of this Agreement, the TXP is [ * ].